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                                                                  EXHIBIT 23.02

                       REPORT OF INDEPENDENT ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders
Homestore.com, Inc.

  Our report on the consolidated financial statements of Homestore.com, Inc. is included on page 54 of this Annual Report on Form 10-K. In connection with our audits of such financial statements, we have audited the related financial statement schedule as of December 31, 1997, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, included as Exhibit 99.02 of this Annual Report on Form 10-K.

  In our opinion, the financial statement schedule referred to above presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Century City, California
January 14, 2000